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                                   EXHIBIT 11
                THE CHASE MANHATTAN CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE


Net income for primary and fully-diluted EPS are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted-average number of common and common equivalent shares outstanding during the period. For a further discussion of Chase's earnings per share computation, see Note One of Chase's 1996 Annual Report.

(in millions, except per share amounts)                                   Three Months Ended                  Nine Months Ended
                                                                              September 30,                     September 30,
                                                                     --------------------------        --------------------------
EARNINGS PER SHARE                                                        1997             1996             1997             1996
PRIMARY
Earnings:
Net Income                                                           $     982        $     858        $   2,834        $   1,625
Less:  Preferred Stock Dividend Requirements                                41               55              147              164
                                                                     ---------        ---------        ---------        ---------
Net Income Applicable to Common Stock                                $     941        $     803        $   2,687        $   1,461
                                                                     =========        =========        =========        =========
Shares:
Average Common and Common Equivalent Shares Outstanding                  433.6            447.2            436.5            446.0
Primary Earnings Per Share:
Net Income                                                           $    2.17        $    1.80        $    6.16        $    3.28
                                                                     =========        =========        =========        =========

ASSUMING FULL DILUTION
Earnings:
Net Income Applicable to Common Stock                                $     941        $     803        $   2,687        $   1,461
Shares:
Average Common and Common Equivalent Shares Outstanding                  433.6            447.2            436.5            446.0
Additional Shares Issuable Upon Exercise of Stock Options for
  Dilutive Effect                                                          2.7              3.3              5.7              6.3
                                                                     ---------        ---------        ---------        ---------
Adjusted Shares of Common and Equivalent Shares Outstanding              436.3            450.5            442.2            452.3
Earnings Per Share Assuming Full Dilution:
Net Income                                                           $    2.16        $    1.78        $    6.08        $    3.23
                                                                     =========        =========        =========        =========


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